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                               EXHIBIT 23.5

            CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Topro, Inc.
Denver, Colorado

We hereby consent to the incorporation by reference in the Form S-3 Registration Statement of Topro, Inc. to be filed on May 12, 1997, of our report dated December 18, 1996 (except for Note 3, for which the date is December 31, 1996 and Note 6, for which the date is February 10, 1997) which is contained in the Topro, Inc. Form 8K/A No. 2 dated December 31, 1996, relating to the 1995 and 1994 combined financial statements of All Control Systems, Inc. and affiliate and to the reference to our Firm under the heading "Experts" in the Prospectus.

                                                 /s/ BDO SEIDMAN, LLP
                                                 BDO SEIDMAN, LLP

Philadelphia, Pennsylvania
May 12, 1997